Exhibit 99.4

Recent Developments

Refinancing of Existing Secured Notes

On November 9, 2010, we called for redemption $119.7 million aggregate principal amount of our 16% Second Lien Junior Secured Notes due 2014 (the “Existing Secured Notes”) at a redemption price of 110% of the principal amount of such Existing Secured Notes, plus accrued and unpaid interest, pursuant to the terms of the indenture governing the Existing Secured Notes. The redemption will be completed on December 9, 2010.

On November 29, 2010, we commenced a tender offer (the “Tender Offer”) for all $222.3 million aggregate principal amount of our Existing Secured Notes that will remain outstanding after the redemption specified above, plus an additional $2.2 million aggregate principal amount of such notes that will be issued as payment-in-kind interest in respect thereof on December 15, 2010. Pursuant to the Tender Offer, we are offering to purchase for cash any and all of such Existing Secured Notes validly tendered on or prior to the expiration date of the Tender Offer for a total consideration to be determined based upon the yield of a specified U.S. Treasury security as provided in the terms of the Tender Offer. For tenders made prior to 5:00 p.m., New York City time, on December 16, 2010 (as such date may be extended, the “Early Tender Date”) holders will receive an additional payment of $30.00 per $1,000 principal amount of Existing Secured Notes accepted for purchase in the Tender Offer. The Tender Offer is scheduled to expire at Midnight, New York City time, on December 30, 2010 and is subject to the satisfaction of certain conditions, including the completion of this offering and, if applicable, the release of the net proceeds from the escrow. If the conditions to the Tender Offer have been satisfied on or prior to the Early Tender Date, we expect to accept for purchase all Existing Secured Notes validly tendered, and not validly withdrawn, on or prior to the Early Tender Date and purchase such Existing Secured Notes. Although the exact purchase price of the Existing Secured Notes will not be known until the price is determined in accordance with the terms of the Tender Offer, based on market prices as of November 29, 2010 and assuming settlement of the Tender Offer on December 17, 2010, the price per $1,000 principal amount of Existing Secured Notes tendered prior to the Early Tender Date would be approximately $1,140, plus accrued and unpaid interest to the settlement date.

This offering is not conditioned upon our completion of the Tender Offer. If any condition of the Tender Offer is not satisfied, we are not obligated to accept for purchase, or to pay for, any of the Existing Secured Notes tendered and may delay acceptance for payment of any tendered Existing Secured Notes, in each case subject to applicable laws. We may also terminate, extend or amend the Tender Offer and may postpone the acceptance for purchase of, and payment for the Existing Secured Notes tendered. This offering memorandum is not an offer to purchase the Existing Secured Notes. The Tender Offer is made only by and pursuant to the terms of an Offer to Purchase and the related Letter of Transmittal, each dated November 29, 2010, as the same may be amended or supplemented. To the extent we do not purchase all of the outstanding Existing Secured Notes in the Tender Offer, we intend to redeem any Existing Secured Notes that remain outstanding following the settlement of the Tender Offer. See “Use of Proceeds.”

Exchange of 7.25% Preferred Stock

Since September 30, 2010 our Parent has issued an aggregate of 9,112,690 shares of its common stock and paid an aggregate of $11.8 million in cash consideration in connection with several private exchanges with holders of its outstanding 7.25% Convertible Perpetual Preferred Stock (the “7.25% Preferred Stock”) and an exchange offer for such 7.25% Preferred Stock (collectively, the “Exchanges”). Following the Exchanges, our Parent has 99,100 shares of 7.25% Preferred Stock outstanding.

Amendments to Revolving Credit Facility

On November 17, 2010, we entered into an eighth amendment to our revolving credit facility (the “Eighth Amendment”). The Eighth Amendment modifies the revolver to allow for the following: (a) the increase of debt incurrence provisions to allow for an incremental unsecured debt basket of up to $1.0 billion, (b) the redetermination of the borrowing base to $700 million, (c) the increase of the notional amount of the revolving credit facility to $925 million, (d) the increase of the letter of credit sublimit to $300 million, and (e) the extension of the maturity date to December 31, 2014. The Eighth Amendment will be deemed effective when all conditions precedent have been met, including the closing of the Exxon acquisition and minimum availability under the revolver of $100 million pro forma for the closing and funding of the Exxon acquisition. All other conditions are customary closing conditions. As of September 30, 2010, after giving effect to this offering and the application of the proceeds therefrom as set forth under “Use of Proceeds,” assuming the repurchase or redemption of all outstanding Existing Secured Notes, and the other transactions described under “— Recent Developments,” we and the subsidiary guarantors would have had outstanding approximately $302 million of secured indebtedness and $231 million in outstanding letters of credit under our revolving credit facility, to which the notes would effectively be junior. In addition, we would have had the ability to borrow an additional $167 million under such revolving credit facility.

On October 15, 2010, we and our lenders entered into a seventh amendment to our revolving credit facility which modifies our revolving credit facility to:

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allow for the establishment of a swing line loan commitment in an amount initially set at $15 million which is carved out of the $350 million borrowing base. The amounts ultimately available under this swing line loan can be adjusted upward or downward under certain conditions;

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allow for a total payment by us to our Parent or its subsidiaries of up to $25 million for the purpose of paying premiums or other payments associated with inducing the early conversion of our 7.25% Preferred Stock; and

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allow for payments by us to our Parent or its subsidiaries of up to $9 million in any calendar year, subject to certain terms and conditions, so that our Parent may pay dividends on its outstanding preferred stock.

Concurrent Preferred Stock and Common Stock Offerings

On November 5, 2010, our Parent consummated concurrent public offerings (the “Equity Offerings”) of its common stock and 5.625% convertible perpetual preferred stock (the “5.625% Preferred Stock”). Pursuant to the Equity Offerings, our Parent sold 13.8 million shares of its common stock at $20.75 per share and 1.15 million shares of its 5.625% Preferred Stock at $250 per share, including over-allotment options for each of the Equity Offerings that were exercised in full by the underwriters. Our Parent received aggregate net proceeds from the Equity Offerings, after deducting underwriting discounts and commissions and expenses, of $554.9 million, a portion of which our Parent used to repay approximately $91.5 million of borrowings outstanding under our revolving credit facility and to effect the redemption of a portion of our Existing Secured Notes, as described below.